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EX-99(k)(4)

FORM OF ORGANIZATIONAL AND OFFERING
EXPENSES REIMBURSEMENT AGREEMENT

        Agreement made this            day of                        , 2007, by and between RMR Asia Real Estate Fund, a Massachusetts business trust (the "Fund"), and RMR Advisors, Inc., a Massachusetts corporation (the "Manager").

        WHEREAS, the Fund and the Manager have entered into an Investment Advisory Agreement dated                                    , 2007 (the "Advisory Agreement");

        NOW THEREFORE, in consideration of the mutual covenants hereinafter contained, and in connection with the establishment and commencement of operations of the Fund, it is hereby agreed by and between the parties hereto as follows:

1.
The Manager agrees to reimburse the Fund for expenses incurred by the Fund in connection with the organization of the Fund if the initial public offering is not completed. The Manager also agrees that if the initial public offering occurs, the Manager will bear all of the organizational expenses and any of the costs of the initial offering of the common shares of beneficial interest of the Fund ("shares") to the extent the costs of such offering exceed $0.04 per share. The expenses for which the Fund is being reimbursed pursuant to this Agreement do not include (i) the Advisory Fee, as defined in the Advisory Agreement, payable by the Fund pursuant to the terms of the Advisory Agreement, as such Advisory Fee may be modified by the Fee Waiver set forth in the Advisory Agreement, and (ii) any sales load or underwriting discount paid by shareholders of the Fund.

2.
If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder shall not be thereby affected.

3.
The Fund's Agreement and Declaration of Trust, as amended to date, is on file with the Secretary of The Commonwealth of Massachusetts. This Agreement is executed on behalf of the Fund, by the Trustees or by an officer or officers of the Fund in their capacity as such and not individually, and neither the shareholders nor the Fund's Trustees nor any officers, employees or agents shall be liable thereunder and the Manager shall look solely to the Fund's estate for the payment of any claim hereunder or for the performance of the Fund's duties created by this Agreement.

[Remainder of Page Intentionally Left Blank]

        IN WITNESS WHEREOF, the Fund and the Manager have caused this Agreement to be executed on the day and year above written.

RMR ASIA REAL ESTATE FUND

By:

Name:	Adam D. Portnoy
Title:	Vice President

RMR ADVISORS, INC.

By:

Name:	Mark L. Kleifges
Title:	Treasurer

[Signature Page to Organizational and Offering Expenses Reimbursement Agreement]

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FORM OF ORGANIZATIONAL AND OFFERING EXPENSES REIMBURSEMENT AGREEMENT